   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1998

                                                     REGISTRATION NO. 333-46685
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                ---------------

                            AMENDMENT NO. 3 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                      SQL FINANCIALS INTERNATIONAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ---------------
         DELAWARE                    7372                    58-1972600
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
       JURISDICTION       CLASSIFICATION CODE NUMBER)     IDENTIFICATION)
   OF INCORPORATION OR
      ORGANIZATION)             ---------------
                      SQL FINANCIALS INTERNATIONAL, INC.
                       3950 JOHNS CREEK COURT, SUITE 100
                            SUWANEE, GEORGIA 30024
                                (770) 291-3900
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                         THE CORPORATION TRUST COMPANY
                           CORPORATION TRUST CENTER
                              1209 ORANGE STREET
                          WILMINGTON, DELAWARE 19801
                                (302) 658-7581
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:
        G. DONALD JOHNSON, ESQ.                OBY T. BREWER III, ESQ.
       SHARON L. MCBRAYER, ESQ.               JOHN FRANKLIN SMITH, ESQ.
      ELIZABETH O. DERRICK, ESQ.               LAUREN Z. BURNHAM, ESQ.
 WOMBLE CARLYLE SANDRIDGE & RICE, PLLC    MORRIS, MANNING & MARTIN, L.L.P.
1275 PEACHTREE STREET, N.E., SUITE 700      1600 ATLANTA FINANCIAL CENTER
        ATLANTA, GEORGIA 30309                3343 PEACHTREE ROAD, N.E.
            (404) 872-7000                     ATLANTA, GEORGIA 30326
                                                   (404) 233-7000
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
                                ---------------
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

                                    PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   Securities and Exchange Commission registration fee............... $  13,440
   National Association of Securities Dealers, Inc. fee..............     5,275
   Nasdaq National Market listing fee................................    75,625
   Accountants' fees and expenses....................................   375,000
   Legal fees and expenses...........................................   350,000
   Blue Sky fees and expenses........................................    10,000
   Transfer Agent's fees and expenses................................    10,000
   Printing and engraving expenses...................................   150,000
   Miscellaneous.....................................................   410,660
                                                                      ---------
     Total Expenses.................................................. 1,400,000
                                                                      =========

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*  To be completed by amendment. All fees other than the SEC registration fee, the NASD fee and the Nasdaq listing fee are estimated.

  None of the expenses of issuance and distribution will be borne by the Selling Stockholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Restated By-Laws of the Company (the "Restated By-Laws") and the Restated Certificate of Incorporation (the "Restated Certificate") of the Company provide that the directors and officers of the Company shall be indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the Restated By-Laws, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. The Company intends to obtain insurance which insures the directors and officers of the Company against certain losses and which insures the Company against certain of its obligations to indemnify such directors and officers. In addition, the Restated Certificate of the Company provides that the directors of the Company will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. Such limitations of personal liability under the Delaware Business Corporation Law do not apply to liabilities arising out of certain violations of the federal securities laws. While non-monetary relief such as injunctive relief, specific performance and other equitable remedies may be available to the Company, such relief may be difficult to obtain or, if obtained, may not adequately compensate the Company for its damages.

  There is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification by the Company will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

  Section 8 of the Underwriting Agreement filed as Exhibit 1.1 hereto also contains certain provisions pursuant to which certain officers, directors and controlling persons of the Company may be entitled to be indemnified by the Underwriters named therein.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  During the past three years, the Company has issued the securities set forth below which were not registered under the Securities Act:

    (i) On April 1, 1994, the Company issued 428,572 shares of Series C Preferred Stock for $7.00 per share. Of the 428,572 shares of Series C Preferred Stock, 87,500 shares were issued to Tech Ventures in exchange for a promissory note payable by Tech Ventures in the amount of $612,500.

    (ii) On October 25, 1995, the Company issued a Warrant to Tech Ventures to purchase 87,500 shares of Series C Preferred Stock at an exercise price of $7.00 per share in exchange for the 87,500 shares of Series C Preferred Stock held by Tech Ventures and amendment of the $612,500 promissory note to the Company payable by Tech Ventures.

    (iii) On February 21, 1995, the Registrant issued 15,000 shares of its Common Stock to the Company's then-current common stockholders for $0.67 per share and 701,755 shares of its Series D Preferred Stock for $8.55 per share. In addition, the Company issued warrants to purchase a total of 17,544 shares of its Series D Preferred Stock at an exercise price of $8.55 per share.

    (iv) On January 5, 1996, the Registrant issued a warrant to purchase 5,848 shares of Series D Preferred Stock at an exercise price of $8.55 per share. The warrant was issued to a lender in exchange for the lender's agreement to extend the Company's working capital line of credit.

    (v) On February 15, 1996, the Registrant issued 697,675 shares of its Series E Preferred Stock for $8.60 per share. In addition, the Company issued warrants to its lender to purchase 8,721 shares of its Series E Preferred Stock at an exercise price of $8.60 per share.

    (vi) On September 26, 1997, the Registrant issued 628,809 shares of Series F Preferred Stock for $9.60 per share. Of the 628,809 shares of Series F Preferred Stock, Spitfire Capital Partners, L.P., an affiliate of NationsBanc Montgomery Securities LLC, acquired 208,334 shares of Series F Preferred Stock for $9.60 per share.

    (vii) On September 26, 1997, the Registrant issued warrants to purchase 46,821 shares of Series F Preferred Stock for $9.60 per share to certain stockholders in connection with loans made to the Company.

    (viii) On February 5, 1998, the Registrant issued 225,000 shares of Common Stock and a warrant to purchase 300,000 shares of Common Stock at an exercise price of $3.69 per share, to Technology Ventures LLC in exchange for its 20% interest in SQL Financials Services, LLC.

    (ix) On February 9, 15, 17, 18 and 19, 1998, the Company issued 17,544 shares of Series D Preferred Stock to certain existing stockholders upon the exercise of existing warrants, at a price of $8.55 per share.

    (x) Since March 31, 1995, the Registrant has issued stock options to purchase an aggregate of 1,478,689 shares of its Common Stock under the 1992 Stock Option Plan at a weighted average exercise price of $3.81 per share.

  Except as described above, no underwriters were engaged in connection with any of the foregoing issuances of securities. The sale and issuance of shares listed above were exempt from registration under the Securities Act by virtue of Sections 3(a), 3(b) and 4(a) of the Securities Act and in reliance on Rule 701 and Regulation D promulgated thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits. The following is a list of exhibits filed as part of the Registration Statement.

 EXHIBIT NO.                          DESCRIPTION
 -----------                          -----------
  1.1*       --Form of Underwriting Agreement.
  2.1*       --Acquisition Agreement between the Registrant and Technology
              Ventures, LLC dated February 5, 1998.
  2.2*       --Non-Negotiable Subordinated Promissory Note to Technology
              Ventures, LLC dated February 5, 1998.
  2.3*       --Warrant for purchase of 200,000 shares issued to Technology
              Ventures, LLC dated February 5, 1998.
  3.1*       --Amended and Restated Certificate of Incorporation of the
              Registrant dated September 26, 1997.
  3.2*       --Bylaws of the Registrant.

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
  3.3*       --Form of Amended and Restated Certificate of Incorporation of the
              Registrant, to be effective upon the effectiveness of this
              Offering.
  3.4*       --Form of Amended and Restated Bylaws of the Registrant, to be
              effective upon the effectiveness of this Offering.
  4.1*       --See Exhibits 3.3 and 3.4 for provisions of the Amended and
              Restated Certificate of Incorporation and Amended and Restated
              Bylaws of the Registrant defining rights of the holders of Common
              Stock of the Registrant.
  4.2        --Specimen Stock Certificate.
  5.1*       --Opinion of Womble Carlyle Sandridge & Rice, PLLC, as to the
              legality of the shares being registered.
             --Amended and Restated Shareholders' Voting Agreement dated
 10.1*        September 1, 1995.
             --Restated Shareholders Agreement dated September 1, 1995, as
 10.2*        amended.
 10.3*       --Stock Purchase Agreement dated February 15, 1996 (Series E).
 10.4*       --Stock Purchase Agreement dated September 26, 1997 (Series F).
 10.5*       --SQL 1992 Stock Option Plan, effective November 22, 1992.
             --1998 Stock Incentive Plan, effective February 5, 1998 (with form
 10.6*        option agreement).
 10.7*       --Lease Agreement between the Registrant and Technology
              Park/Atlanta, Inc. dated March 20, 1997.
 10.8*       --License and Private Label Agreement between the Registrant and
              Personnel Data Systems, Inc. dated March 1, 1996 (with addendum).
             --Loan and Security Agreement with Silicon Valley Bank dated March
 10.9*        28, 1997.
             --Leasing Technologies International, Inc. Master Lease Agreement
 10.10*       dated March 13, 1997.
 10.11*      --Leasing Technologies International, Inc. Master Note and
              Security Agreement dated March 20, 1997.
 10.12*      --Software License and Support Agreement between the Registrant and McCall Consulting Group dated February 5, 1998.
             --Agreement between the Registrant and Joseph S. McCall dated
 10.13*       February 5, 1998.
 10.14*      --Independent Contractor Agreement between the Registrant and
              McCall Consulting Group, Inc. dated February 5, 1998.
 10.15*      --Independent Contractor Agreement between Registrant and Joseph
              S. McCall dated February 5, 1998.
 10.16*      --Letter Agreement regarding Joseph McCall 1998 Compensation Plan dated February 5, 1998.
 10.17       --Loan and Security Agreement between the Company, SQL Financial
              Services, L.L.C. and Silicon Valley Bank
 11.1*       --Statement re: Computation of Per Share Earnings.
 21.1*       --List of Subsidiaries.
 23.1        --Consent of Arthur Andersen LLP.
             --Consent of Womble Carlyle Sandridge & Rice, PLLC (included in
 23.2         Exhibit 5.1).
 23.3*       --Consent of Willamette Management Associates.
 24.1        --Powers of Attorney (included on signature page).
 27.1*       --Financial Data Schedule. (For SEC use only)
             --Report of Independent Public Accountants on Financial Statement
 99.1*        Schedule.

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(b) Schedule II--Valuation and Qualifying Accounts
 * Previously filed.

ITEM 17. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) The Registrant hereby undertakes that:

    (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

    (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) The Registrant hereby further undertakes:

    (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (ii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SUWANEE, STATE OF GEORGIA ON THE 22ND DAY OF MAY, 1998.

                                          SQL Financials International, Inc.

                                          By:      /s/ Stephen P. Jeffery
                                             ----------------------------------
                                                    STEPHEN P. JEFFERY
                                             CHAIRMAN, CHIEF EXECUTIVE OFFICER
                                                       AND PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

                                       Chairman, Chief
       /s/ Stephen P. Jeffery           Executive Officer        May 22, 1998
-------------------------------------   (Principal
         STEPHEN P. JEFFERY             Executive Officer);
                                        President and
                                        Director

                                       Chief Financial
     /s/ William A. Fielder III         Officer (Principal       May 22, 1998
-------------------------------------   Financial and
       WILLIAM A. FIELDER III           Accounting Officer)


                  *                    Director
-------------------------------------                            May 22, 1998
          JOSEPH S. MCCALL


                  *                    Director
-------------------------------------                            May 22, 1998
          WILLIAM S. KAISER


                  *                    Director
-------------------------------------                            May 22, 1998
           DONALD L. HOUSE


                  *                    Director
-------------------------------------                            May 22, 1998
             TENCH COXE


                  *                    Director
-------------------------------------                            May 22, 1998
          SAID MOHAMMADIOUN


       /s/ Stephen P. Jeffery
-------------------------------------
* By Stephen P. Jeffery, attorney-in-fact